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                                   EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT


1.   Omega Technologies, Inc., an Ohio corporation

2.   Meridian Diagnostics Corporation, an Ohio corporation

3.   Meridian Diagnostics Europe, s.r.l., an Italian corporation

4.   Meridian Diagnostics FSC, Inc., a Barbados corporation